ALBANY INTERNATIONAL CORP.

DIRECTORS’ DEFERRED COMPENSATION PLAN*

PLAN AND ELECTION AGREEMENT

* Amended and Restated as of June 15, 2001.
Reflects Amendments dated 2/11/97, 2/10/98, 5/25/01, 6/15/01 and 8/8/01.

TABLE OF CONTENTS

I.	PURPOSE

II.	DEFINITIONS AND CERTAIN PROVISIONS

III.	PARTICIPATION AND COMPENSATION REDUCTION

IV.	BENEFITS

V.	CLAIMS FOR BENEFITS PROCEDURE

VI.	ADMINISTRATION

VII.	AMENDMENT AND TERMINATION

VIII.	MISCELLANEOUS

ALBANY INTERNATIONAL CORP.

DIRECTORS’ DEFERRED COMPENSATION PLAN

I.              PURPOSE

The Albany International Corp. Directors’ Deferred Compensation Plan (the “Plan”) provides directors of Albany International Corp. (the “Company”) with a tax-favored investment opportunity.  By providing to Directors a means whereby fees may be deferred into the future, the Plan will encourage productive efforts of the Board.

Compensation reductions and transfers of account balances from other deferred compensation plans maintained by the Company (such account balances are referred to herein as “Prior Deferrals” and such plans are referred to herein as “Prior Deferred Compensation Plans”) made pursuant to the Plan will be credited with interest for the benefit of each Participant.  The value of a Participant’s deferrals, and interest earned on those deferrals, will vary by such factors as the amount and duration of the compensation reductions, the amount of transfers of Prior Deferrals, the Participant’s age at the time of reduction or transfer, and the date benefits commence.  The intent of the Plan is to credit Participants’ compensation reductions and transfers of Prior Deferrals with a specified rate of interest, rather than to provide defined benefits.  However, to provide additional financial security, and to protect the purpose of the Plan, death benefits are provided to qualifying Participants.

II.            DEFINITIONS AND CERTAIN PROVISIONS

2.1        “Agreement” means the Albany International Corp. Directors’ Deferred Compensation Election Agreement executed by a Participant and the Company, whereby a Participant agrees to defer his/her compensation or transfer Prior Deferrals pursuant to the provisions of the Plan, and the Company agrees to make benefit payments in accordance with the provisions of the Plan.

2.2        “Participant” means a director of the Company, under age 70, who enters into an Agreement.

2.3        “Normal Benefit Date” means the date a Participant ceases to be a director of the Company, other than as a result of the death of such Participant.

2.4        “Compensation” means any fees paid to a Participant during a calendar year and considered to be “wages” for purposes of federal income tax withholding, but before reductions are made pursuant to the Plan.

2.5        “Deferral Year” means any calendar year, 1986 through 1989.  For purposes of 1985, the Deferral Year means the Plan Effective Date through December 31, 1985.

2.6        “Beneficiary” means the person or persons so designated by a Participant pursuant to Section 4.8 hereof.

2.7        “Age” means the Participant’s chronological age on the relevant date.

2.8        “Board of Directors” means the Board of Directors of Albany International Corp.

2.9        “Plan” means this Albany International Corp. Directors’ Deferred Compensation Plan as amended from time to time.

2.10      “Account” means the account maintained on the books of the Company for each Participant pursuant to Article III hereof.  A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

2.11      “Valuation Date” means the last day of each calendar month.

2.12      “Retirement Interest Yield” with respect to any calendar month means a rate of interest equal to one-twelfth (1/12) of the average of the sum of the monthly composite yields on Moody’s Seasoned Corporate Bond Yield Index for the immediately preceding calendar year plus three (3) percentage points, as determined from Moody’s Bond Record monthly yields published by Moody’s Investors Service, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Committee.

2.13      “Committee” means the Plan Committee appointed to administer the Plan pursuant to Article VI.

2.14      “Plan Effective Date” means September 1, 1985.

2.15      “Deposits” means the amount of the Participant’s deferrals of Compensation and the Participant’s transfers of Prior Deferrals to the Plan.

III.           PARTICIPATION AND COMPENSATION REDUCTION

3.1        Participation.  Participation in the Plan shall be limited to directors of the Company, under age 70, who elect to participate in the Plan by filing an Agreement with the Company.  The election to participate shall be effective upon receipt by the Committee of the Agreement that is properly completed and executed in conformity with the Plan.

3.2        Initial Contribution.  Upon execution of the Agreement, the Participant’s total Prior Deferrals in all Prior Deferred Compensation Plans shall be treated as the initial contribution to the Participant’s Account.

3.3        Minimum and Maximum Deposit and Length of Participation.  A Participant who first elects to participate in the Plan must agree to continue to participate and to deposit one hundred percent (100%) of Compensation for one or more consecutive Deferral Years for a term not to extend beyond December 31, 1989.  A Participant’s election to defer future Compensation is irrevocable upon the filing of an Agreement.  For purposes of a Participant’s initial year of participation, the Deposit shall be total Compensation remaining to be paid to the Participant from his/her Eligibility Date through December 31 of such year.  A Participant eligible to participate prior to January 1, 1986 may elect to commence Deposits in Deferral Year 1986.

3.4        Timing of Deposit Credits.  The amount of a Participant’s Deposits derived from compensation reductions shall cause an equivalent reduction in his/her Compensation and shall be credited to the Participant’s Account throughout each Deferral Year as the Participant is paid, or would have been paid but for the Deposit, his/her compensation for such Deferral Year.  The amount of a Participant’s Prior Deferrals shall eliminate the balances in his/her accounts under Prior Deferred Compensation Plans and shall be credited to the Participant’s Account on the date as of which such transfers are made.

3.5        Eligibility Date.  A Participant’s “Eligibility Date” shall be: (a) the Plan Effective Date in respect of directors who are eligible to participate prior to such date provided, however, that the director files his/her Agreement with the Committee on or prior to the Plan Effective Date or (b) with respect to directors who become eligible to participate in the Plan after the Plan Effective Date, the date specified in a notice to the director from the Committee, provided, however, that the director files his/her Agreement with the Committee on or prior to such specified date.

3.6        Valuation of Account.  Each Participant’s Account as of a Valuation Date shall consist of (i) the balance of the Participant’s Account as of the immediately preceding Valuation Date, plus (ii) the Participant’s Deposits made since the immediately preceding Valuation Date, less (iii) the amount of all distributions, if any, made from such Account since the preceding Valuation Date, plus (iv) interest credited on the balance of such Account on the immediately preceding Valuation Date at the Retirement Interest Yield.

3.7        Reduction of Deposits.  A Participant’s election to make Deposits is irrevocable, except that the Participant may file a written request with the Committee at least seventy-five (75) days prior to the first day of a Deferral Year for permission to reduce the amount of Deposits to be made on his/her behalf for such Deferral Year and all future Deferral Years.  Such request shall state the reason underlying such request.  The Committee shall grant or deny such request and shall inform the Participant of its decision within sixty (60) days after the date the request is filed with the Committee.

IV.           BENEFITS

4.1        Retirement Benefit.  Upon a Participant’s Normal Benefit Date, the Participant shall immediately cease to be eligible for any benefit provided under the Plan (other than the Retirement Benefit provided for in this Section) and the Company shall make payments from the Participant’s Account pursuant to Section 4.4(a).

4.2        Death Benefit.  Upon the death of a Participant prior to his/her Normal Benefit Date, the Beneficiary of the deceased Participant shall be paid a Death Benefit equal to the greater of: (i) the value, if any, of the Participant’s Account determined pursuant to Section 3.6 hereof, as of the Valuation Date coincident with or next following the date of the Participant’s death, or (ii) the Participant’s Total Expected Deferral set forth in Paragraph 4 of the Agreement, or subsequent amendments thereof, and multiplied by a factor based on the Participant’s age at his/her Eligibility Date as indicated below:

Age at
Eligibility
Date

Multiplier

50 and under	5.0
51	4.8
52	4.6
53	4.4
54	4.2
55	4.0
56	3.8
57	3.6
58	3.4
59	3.2
60	3.0
61	2.8
62	2.6
63	2.4
64	2.2
65 and above	2.0

The Death Benefit shall be paid in accordance with Section 4.4(b) hereof.  The Death Benefit provided for in this Section 4.2 shall be in lieu of all other benefits under the Plan.

4.3        Failure to Continue Participation.  In the event a Participant is given approval pursuant to Section 3.7 hereof to cease or decrease participation in the Plan, the Committee may in its discretion treat the Participant as having terminated participation in the Plan at the end of the first calendar year in which the amount stated in this Agreement has not been deposited, the effect of which would be to render him/her ineligible for any benefit described in Section 4.2 hereof.

4.4        Form of Benefit Payment.  (a) Retirement Benefit.  Upon a Participant’s Normal Benefit Date, the Company shall make payments as the Retirement Benefit provided in Section 4.1 hereof from the Participant’s Account in one of the following forms, as elected by the Participant:

  (i)        in annual or monthly installments commencing on the Valuation Date coincident with or next following the Participant’s Normal Benefit Date and payable over a period not to exceed 30 years, as elected by the Participant; the amount of each installment to be calculated using such reasonable annuity payment calculation methods as the Company shall determine from time to time;

(ii)        in a single lump sum equal to the value of the Participant’s Account on the Valuation Date coincident with or next following the date of payment specified in his/her Agreement (which date shall be before the fifteenth (15th) anniversary of the Participant’s Normal Benefit Date);

(iii)        (A) in a single lump sum equal to a percentage, elected by the Participant, of the value of the Participant’s Account on the Valuation Date coincident with or next following the Participant’s Normal Benefit Date, followed by (B) annual or monthly installments commencing on the next succeeding Valuation Date and payable over a period not to exceed thirty (30) years, as elected by the Participant; the amount of each installment to be calculated by the Company using such reasonable annuity payment calculation methods as the Company shall determine from time to time; or

(iv)       (A) annual or monthly installments commencing on the Valuation Date coincident with or next following the Participant’s Normal Benefit Date and payable over a period not to exceed twenty-eight (28) years, as elected by the Participant, followed by (B) a single lump sum equal to a percentage, elected by the Participant, of the value of the Participant’s Account on the Valuation Date coincident with or next following the Participant’s Normal Benefit Date; the amount of each installment to be calculated by the Company using such reasonable annuity payment calculation methods as the Company shall determine from time to time.

                                In the event that the Participant dies prior to the payment of all amounts credited to his/her Account, the remainder of the Account shall be paid to his/her Beneficiary either (1) at the same time and in the same manner as the Account would have been paid to the Participant had he/she lived, or (2) if elected by the Participant in a written instrument filed with the Committee prior to the Participant’s death or in such Participant’s will, in a lump sum on the Valuation Date coincident with or next following the date of the Participant’s death.  A Participant may at any time elect to change his/her election to any other election permitted under this clause (a).  Such request shall be made in a written instrument filed with the Committee.  Not more than three (3) such changes of election may be made by any Participant.  Unless the Committee, in its sole and absolute discretion, shall determine otherwise, no such change of election shall be effective if the triggering event for distribution to such Participant under this Plan has already occurred, or occurs within one (1) year of the date of such change of election; unless the triggering event is the result of the death or disability of a Participant who, at the time such election was made, did not in good faith expect to die or become disabled within the next year.

(b)        Death Benefit.  The amount of any Death Benefit determined pursuant to Section 4.2 hereof shall be paid to the Participant’s Beneficiary in the same manner as elected by the Participant pursuant to clause (a) of this Section 4.4 with respect to Account balances.  In such an event, the value of the Participant’s Account as of the Valuation Date coincident with or next following the date of the Participant’s death shall be equal to the amount of the Death Benefit as determined pursuant to Section 4.2.  Until such account is paid to the Beneficiary, the Account shall be maintained pursuant to Section 3.6 and shall be credited with interest at the Retirement Interest Yield as in effect from time to time; provided that the Account of a Participant who dies before his/her Normal Benefit Date shall be credited with interest at the Retirement Interest Yield as in effect from time to time, reduced by three (3) percentage points.

4.5        Withholding; Employment Taxes.  To the extent required by the law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder.

4.6        Commencement of Payments.  All benefit payments shall be made as soon as practicable after the Valuation Date as of which the amount thereof is determined.  Neither the Company nor the Committee shall be liable for the payment or crediting of interest with respect to the period between the Valuation Date as of which a benefit is determined and the date such benefit is paid.

4.7        (Intentionally Omitted.)

4.8        Recipients of Payments; Designation of Beneficiary.  All payments to be made by the Company under the Plan shall be made to the Participant during his/her lifetime, provided that if the Participant dies prior to the completion of such payments or a payment is due as a result of his/her death, then all subsequent payments under the Plan shall be made by the Company to the Beneficiary or Beneficiaries determined in accordance with this Section 4.8.  Unless the Participant files a written notice of a different Beneficiary designation with the Committee, the Participant’s Beneficiary shall be the beneficiary or beneficiaries designated in the Company’s Basic Life Insurance Plan.  The Participant may designate a Beneficiary by filing a written notice of such designation with the Committee in such form as the Company requires and may include contingent beneficiaries.  The Participant may from time to time change the designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee.  (If a Participant’s interests hereunder would be subject to community property laws, the spouse of a Participant shall join in any designation of a Beneficiary or Beneficiaries other than the spouse.)  If no designation shall be in effect at the time when any benefits payable under the Plan shall become due, the Beneficiary shall be the legal representatives of the Participant’s estate.

V.            CLAIMS FOR BENEFITS PROCEDURE

5.1        Claim for Benefits.  Any claim for benefits under the Plan shall be made in writing to any member of the Committee.  If such claim for benefits is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim.  Such notice of denial shall be in writing and shall contain:

(a)           The specific reason or reasons for denial of the claim;

(b)           A reference to the relevant Plan provisions upon which the denial is based;

(c)           A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)           An explanation of the Plan’s claim review procedure.

If no such notice is provided, the claim shall be deemed granted.

5.2        Request for Review of a Denial of a Claim for Benefits.  Upon the receipt by the claimant of written notice of denial of the claim, the claimant may within ninety (90) days file a written request to the full Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee.  In connection with the claimant’s appeal of the denial of his/her claim, he/she may review relevant documents and may submit issues and comments in writing.

5.3        Decision Upon Review of Denial of Claim for Benefits.  The Committee shall promptly render a decision on the claim review within sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred twenty (120) days.  Such decision shall:

(a)           Include specific reasons for the decision;

(b)           Be written in a manner calculated to be understood by the claimant; and

(c)           Contain specific references to the relevant Plan provisions upon which the decision is based.

VI.           ADMINISTRATION

6.1        Plan Committee.  The Plan shall be administrated by the Committee appointed by the Board of Directors.  Members of the Committee or agents of the Committee may be Participants under the Plan.

6.2        General Rights, Powers, and Duties of the Committee.  The Committee shall be the fiduciary responsible for the management, operation, and administration of the Plan.  In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have the following powers and duties:

(a)           To adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

(b)           To administer the Plan in accordance with its terms and any rules and regulations it establishes;

(c)           To maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;

(d)           To construe and interpret the Plan and to resolve all questions arising under the Plan;

(e)           To direct the Company to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

(f)            To employ or retain agents, attorneys, actuaries, accountants or other persons, who may also be Participants in the Plan or be employed by or represent the Company; and

(g)           To be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.

6.3        Information to Be Furnished to Committee.  The Company shall furnish the Committee such data and information as it may require.  The records of the Company shall be determinative of each Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment, years of service, personal data, and compensation or bonus reductions.  Participants and their Beneficiaries shall furnish to the Committee such evidence, data, or information, and execute such documents as the Committee requests.

6.4        Responsibility.  No member of the Committee or of the Board of Directors shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his/her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

VII.          AMENDMENT AND TERMINATION

7.1        Amendment.  The Plan may be amended in whole or in part by the Committee at any time.  Notice of any such amendment shall be given in writing to each Participant and each Beneficiary of a deceased Participant.  No amendment shall decrease the amount of a Participant’s Account.

7.2        Company’s Right to Terminate.  The Company reserves the right to terminate the Plan and/or the Agreement pertaining to any or all Participants at any time.  In the event of any such termination, (i) any Participant who is not then receiving benefits under Sections 4.1 or 4.2 hereof shall be entitled to a “Retirement Benefit” under Section 4.1 hereof determined as though he/she had attained his/her Normal Benefit Date on the date of Plan termination and (ii) any Participant (or Beneficiary) who is then receiving benefits under Section 4.1 or 4.2 hereof shall in the sole discretion of the Committee, exercised on a Participant by Participant basis (or a Beneficiary by Beneficiary basis), be entitled to either (A) continue receiving benefits as if the Plan had not terminated or (B) receive a lump sum benefit equal to the value of the Participant’s Account determined as of the First Valuation Date coincident with or next following the date of such termination.  The benefits provided in this Section 7.2 shall be in lieu of all other benefits under the Plan.

7.3        Early Withdrawal.  (a) Upon the request of any Participant, including a Participant no longer serving as a director of the Company, or any Beneficiary of a deceased Participant designated pursuant to Section 4.8 hereof, a distribution of all or a portion of the value of the Participant’s Account may be made at any time prior to the time at which he/she would have been entitled to receive such amount in accordance with an election pursuant to clause (a) of Section 4.4; provided that there is withheld from any such distribution an amount equal to ten percent (10%) of the amount requested to be distributed.  Such Participant or Beneficiary shall forever forfeit, relinquish and waive any right to receive any such withheld amounts, or any interest thereon.

(b)        Upon the request of any Participant who at the time is serving as a director of the Company and has not made known to the Company any present intention to terminate such service during the three years following such request, a distribution of all or a portion of the value of the Participant’s Account may be made at any time prior to the time at which he/she would have been entitled to receive such amount in accordance with an election pursuant to clause (a) of Section 4.4; provided that (i) there is withheld from any such distribution an amount equal to five percent (5%) of the amount requested to be distributed, and (ii) such Participant is thereafter precluded from deferring any subsequent compensation (including compensation payable after such distribution that would have been deferred pursuant to a deferred election made prior to the distribution) under any deferred compensation plan of the Company for a period of three years from the date of distribution.  In the event that such Participant’s service as a director of the Company is terminated for cause, as determined by the Committee in its sole discretion, or voluntarily by such Participant, in either case during such three year period, the Participant shall forever forfeit, relinquish and waive any right to receive any such withheld amounts, or any earnings thereon.  Such withheld amount shall otherwise be distributed to such Participant upon termination of his/her service during such period for any other reason, or upon expiration of such three year period.  Interest on any such withheld amount shall continue to accrue in the manner described in Section 3.6 at the Retirement Interest Yield, as applicable from time to time, reduced by three (3) percentage points, until expiration of such three year period or until it is forfeited.

VIII.        MISCELLANEOUS

                                           8.1        No Implied Rights; Rights on Termination of Service.  Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Company in accordance with the terms and provisions of the Plan.  Except as expressly provided in the Plan, the Company shall not be required or be liable to make any payment under the Plan.

8.2        No Right to Company Assets.  Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or any other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder.  No trust of any kind shall be created in connection with or by the execution or adoption of the Plan, and any benefits which become payable hereunder shall be paid from the general assets of the Company.  The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company.  Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefit to any person.

                                           8.3        No Employment Rights.  Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of a Participant, or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause.  Nothing herein shall be construed as fixing or regulating the compensation payable to the Participant.

8.4        Offset.  If, at the time payment or installments of payments are to be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Company, then the payments remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, may be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.

                                           8.5        Protective Provisions.  In the event of a Participant’s suicide during the first two (2) years of his/her participation or if the Participant makes any material misstatement or fails to make a material disclosure of information, then no benefits will be payable to the Participant under the Plan, or in the Company’s sole discretion, benefits may be payable in a reduced amount.

                                           8.6        Non-assignability.  Neither a Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.7        Gender and Number.  Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

                                           8.8        Notice.  Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Committee.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

                                           8.9        Governing Laws.          The Plan shall be construed and administered according to the internal laws of the State of New York.

IN WITNESS WHEREOF, the Company has adopted the ALBANY INTERNATIONAL CORP. DIRECTORS’ DEFERRED COMPENSATION PLAN as of September 1, 1985.

ALBANY INTERNATIONAL CORP.

By
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